SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                    FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 000-25492

                         IPC Information Systems, Inc.
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            (Exact name of registrant as specified in its charter)
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             Wall Street Plaza, 88 Pine Street, New York, NY 10005
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     10 7/8% Senior Discount Notes due 2008
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            (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   / /                 Rule 12h-3(b)(1)(i)  /X/
          Rule 12g-4(a)(1)(ii)  / /                 Rule 12h-3(b)(1)(ii) / /
          Rule 12g-4(a)(2)(i)   / /                 Rule 12h-3(b)(2)(i)  / /
          Rule 12g-4(a)(2)(ii)  / /                 Rule 12h-3(b)(2)(ii) / /
                                                    Rule 15d-6           / /

Approximate number of holders of record as of the certification or notice date: 17
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Pursuant to the requirements of the Securities Exchange Act of 1934, IPC
Information Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    IPC INFORMATION SYSTEMS, INC.


Date: August 14, 2000               By:   /s/ John McSherry
                                    Name:  John McSherry
                                    Title: Secretary









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